EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-248946 on Form S-8 and Registration Statement Nos. 333-254490 and 333-257317 each on Form S-3 of our report dated February 23, 2022, relating to the financial statements of Broadstone Net Lease, Inc. appearing in this Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ Deloitte & Touche LLP

Rochester, New York

February 23, 2022